Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, of CurrencySharesSM Japanese Yen Trust (the “Trust”), of our report dated February 2, 2007 relating to the statement of financial condition of the Trust, which appear in the Trust’s Registration Statement on Form S-1 (File No. 333-138881), as amended, declared effective on February 7, 2007. We also consent to the references to us under the heading “Experts” which is incorporated by reference in this registration statement from the registration statement on Form S-1 (File No. 333-138881).

/s/ PRICEWATERHOUSECOOPERS LLP

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PricewaterhouseCoopers LLP
Baltimore, Maryland
April 2, 2007